Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS FIRST     QUARTER

FISCAL YEAR 2021 OPERATING RESULTS

ISSAQUAH, Wash., December 10, 2020 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the first quarter (twelve weeks) of fiscal 2021, ended November 22, 2020.

Net sales for the first quarter increased 16.9 percent, to $42.35 billion from $36.24 billion last year.

Comparable sales for the first quarter fiscal 2021 were as follows:

	12 Weeks	12 Weeks
		Adjusted *
U.S.	14.6%	17.0%
Canada	16.2%	16.8%
Other International	18.7%	17.7%
Total Company	15.4%	17.1%

E-commerce	86.4%	86.2%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Net income for the quarter was $1,166 million, or $2.62 per diluted share, compared to $844 million, or $1.90 per diluted share, last year. This year’s first quarter included tax benefits of $145 million or $0.33 per diluted share, $0.16 of which was due to the deductibility of the $10 per share special cash dividend, to the extent received by the Company’s 401(k) plan participants; and $0.17 cents related to stock-based compensation. Last year’s first quarter included a $77 million or $0.17 per diluted share tax benefit related to stock-based compensation. This year’s results reflect an expense for COVID-19 premium wages of $212 million pre-tax or $0.35 per diluted share.

Costco currently operates 803 warehouses, including 558 in the United States and Puerto Rico, 102 in Canada, 39 in Mexico, 29 in the United Kingdom, 27 in Japan, 16 in Korea, 14 in Taiwan, 12 in Australia, three in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, December 10, 2020, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand away from discretionary or higher-priced products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:     Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Josh Dahmen, 425/313-8254

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 22, 2020	November 24, 2019
REVENUE
Net sales	$42,347	$36,236
Membership fees	861	804

Total revenue	43,208	37,040
OPERATING EXPENSES
Merchandise costs	37,458	32,233
Selling, general and administrative	4,298	3,732
Preopening expenses	22	14

Operating income	1,430	1,061
OTHER INCOME (EXPENSE)
Interest expense	(39)	(38)
Interest income and other, net	29	35

INCOME BEFORE INCOME TAXES	1,420	1,058
Provision for income taxes	239	202

Net income including noncontrolling interests	1,181	856
Net income attributable to noncontrolling interests	(15)	(12)

NET INCOME ATTRIBUTABLE TO COSTCO	$1,166	$844

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.63	$1.91

Diluted	$2.62	$1.90

Shares used in calculation (000’s):
Basic	442,952	441,818
Diluted	444,386	443,680

COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification

	November 22, 2020	August 30, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,590	$12,277
Short-term investments	833	1,028
Receivables, net	1,646	1,550
Merchandise inventories	14,901	12,242
Other current assets	1,126	1,023

Total current assets	32,096	28,120
OTHER ASSETS
Property and equipment, net	22,288	21,807
Operating lease right-of-use assets	2,785	2,788
Other long-term assets	3,048	2,841

TOTAL ASSETS	$60,217	$55,556

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$17,014	$14,172
Accrued salaries and benefits	3,586	3,605
Accrued member rewards	1,451	1,393
Deferred membership fees	1,985	1,851
Current portion of long-term debt	96	95
Other current liabilities	8,535	3,728

Total current liabilities	32,667	24,844
OTHER LIABILITIES
Long-term debt, excluding current portion	7,529	7,514
Long-term operating lease liabilities	2,574	2,558
Other long-term liabilities	2,138	1,935

TOTAL LIABILITIES	44,908	36,851

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 442,955,000 and 441,255,000 shares issued and outstanding	4	4
Additional paid-in capital	6,725	6,698
Accumulated other comprehensive loss	(1,101)	(1,297)
Retained earnings	9,232	12,879

Total Costco stockholders’ equity	14,860	18,284
Noncontrolling interests	449	421

TOTAL EQUITY	15,309	18,705

TOTAL LIABILITIES AND EQUITY	$60,217	$55,556